Exhibit 99.1

Pinnacle Airlines Corp. CEO Phil Trenary to step down

Memphis, Tenn. (March 14, 2011) – Philip Trenary, President and CEO of Pinnacle Airlines Corp. (NASDAQ: PNCL) has decided to resign his position effective March 24 to pursue other interests outside the company. Pinnacle Board of Directors Chairman Donald J. Breeding will assume the role of Interim CEO until a search can commence and a permanent replacement is found.

With the full support of the Board, Phil plans to stay on as a consultant to Pinnacle Airlines Corp. for one year after his resignation and assist in the seamless transition to a new CEO.

“Phil has presided over a period of significant growth for Pinnacle and built a strong foundation anchored by a spirited group of dedicated employees.  He has positioned the airline to realize great success.  We wish Phil the very best as he moves forward to other challenging ventures,” Breeding said.

“I’ll always cherish my time and friendships at Pinnacle. It has been without a doubt the most meaningful chapter in my career,” said Trenary. “Pinnacle Airlines Corp. is positioned well to own our future.”

Under Trenary’s leadership, Pinnacle has grown from a $78 million turboprop-only airline with a fleet of 36 aircraft, to a regional powerhouse with revenues over $1 billion and a fleet of nearly 300 aircraft. Trenary oversaw the acquisition and integration of Colgan Air in 2007 and Mesaba Airlines in 2010, helping to grow Pinnacle Airlines Corp. into one of the largest and most versatile regional airlines in the world.

Trenary assembled a skilled management team focused on cutting-edge safety leadership, creating opportunity for employees, effectively serving the world’s largest major air carriers, and earning profitable returns for shareholders. Most recently, Trenary and his management team secured long-term agreements with labor to effectively and reliably serve its major carrier partners for the long term.

No substantive changes to current operations are planned under Interim CEO Breeding. Plans enacted under Trenary’s leadership, including the company’s planned headquarters relocation to downtown Memphis, are proceeding on schedule.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,700 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc.  Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 202 regional jets and 83 turboprops on more than 1,500 daily flights to 196 cities and towns in the United States, Canada, Mexico and Belize.  Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.

This press release contains various forward-looking statements based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web site or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected.  The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.